As filed with the Securities and Exchange Commission on June 9, 2025
Registration No. 333-211510
Registration No. 333-232530

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-211510
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-232530
UNDER THE SECURITIES ACT OF 1933

Salesforce, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Salesforce Tower
415 Mission Street, 3rd Fl
Delaware	San Francisco, California 94105	94-3320693
(State or Other Jurisdiction of	(Address of Principal Executive Offices Including Zip	(I.R.S. Employer
Incorporation or Organization)	Code)	Identification No.)

METAMIND, INC. 2014 STOCK INCENTIVE PLAN
SALESFORCE TABLEAU EQUITY PLAN
(Full Title of the Plans)

Sabastian Niles
President and Chief Legal Officer	Copies to:
Salesforce, Inc.	Ronald O. Mueller, Esq.
Salesforce Tower	Gibson, Dunn & Crutcher LLP
415 Mission Street, 3rd Fl	1050 Connecticut Avenue, N.W.
San Francisco, California 94105	Washington, D.C. 20036-5306

(Name and Address of Agent For Service)

(415) 901-7000
(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the

Securities Act.	☐

DEREGISTRATION OF SECURITIES

Salesforce, Inc., a Delaware corporation (the “Company” or the “Registrant”), is filing this Post-Effective Amendment to the following Registration Statements on Form S-8 (collectively, the “Prior Registration Statements”) filed with the U.S. Securities and Exchange Commission (the “SEC”) in order to terminate all offerings under the Prior Registration Statements and to deregister any and all shares of the Registrant’s common stock, $0.001 par value per share (“Common Stock”), that remain unsold or otherwise unissued as of the date hereof, together with any and all other securities registered but unsold as of the date hereof thereunder (note that the share numbers listed below do not take into account any applicable corporate actions, such as stock splits, that may have been taken in the interim):
•    Registration Statement on Form S-8 (No. 333-211510), filed with the SEC effective May 20, 2016, registering 289,081 shares of Common Stock pursuant to the MetaMind, Inc. 2014 Stock Incentive Plan.
•    Post-Effective Amendment No. 1 to Form S-4 on Form S-8 Registration Statement (No. 333-232530), filed with the SEC effective August 1, 2019, registering 11,712,661 shares of Common Stock pursuant to the Salesforce Tableau Equity Plan.
The Registrant is filing this Post-Effective Amendment to the Prior Registration Statements to reflect the termination of the offering of shares of Common Stock under the MetaMind, Inc. 2014 Stock Incentive Plan and the Salesforce Tableau Equity Plan (collectively, the “Plans”) by the Registrant or as necessary to keep the Prior Registration Statements from being misleading in any material respect. In accordance with the undertakings made by the Registrant in the Prior Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Plans in the Prior Registration Statements that remain unissued at the termination of the offerings, the Registrant hereby removes from registration the securities registered but unissued under the Plans in such Prior Registration Statements. The Prior Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Prior Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 9th day of June, 2025.

Salesforce, Inc.

By:	/s/ Marc Benioff
Name:	Marc Benioff
Title:	Chair of the Board and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.